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EXHIBIT 4

[Letterhead of Ernst & Young LLP]

CONSENT OF ERNST & YOUNG LLP

MI Developments Inc.
Annual Report on Form 40-F

We consent to the use of our report dated February 22, 2005, relating to the consolidated balance sheets of MI Developments Inc. (the "Company") as at December 31, 2004 and 2003 and the consolidated statements of income (loss), changes in deficit and Magna's net investment and cash flows for each of the three years in the three-year period ended December 31, 2004, included in this Annual Report on Form 40-F of the Company for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP
Ernst & Young LLP
Chartered Accountants

Toronto, Canada
March 29, 2005

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  EXHIBIT 4
[Letterhead of Ernst & Young LLP]
CONSENT OF ERNST & YOUNG LLP MI Developments Inc. Annual Report on Form 40-F